UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2009

CLEARWATER PAPER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34146	20-3594554
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

601 West Riverside Ave., Suite 1100
Spokane, WA 99201
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (509) 344-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Pursuant to the Restated Certificate of Incorporation (the “Certificate of Incorporation”) of Clearwater Paper Corporation (the “Company”), the Board of Directors of the Company (the “Board”) is divided into three classes of directors that serve staggered three year terms. The Certificate of Incorporation provides that the number of directorships be apportioned among all three classes so that the classes are as nearly equal in number as possible.

In connection with the resignation of Jack A. Hockema from the Board of Directors of Clearwater Paper

Corporation (“Clearwater”) effective June 30, 2009, the number of directors has been reduced to six (6). As a result, an imbalance among the classes of directors was created; Class I having two directors, Class II having three directors and Class III having one director. Consistent with the requirement that the number of directorships apportioned to each class of the Board be as nearly equal as possible, effective July 1, 2009, Fredric W. Corrigan resigned as a Class II director and the Board concurrently appointed him as a Class III director to hold office until the expiration of the term of the Class III directors in 2011 or until his successor is duly elected and qualified or until his earlier resignation or removal.

As a result of this appointment, each class of the Board has two members, and the three classes of directors are as follows: Class I directors – Boh A. Dickey and Gordon L. Jones; Class II directors – William D. Larsson and Michael T. Riordan; and Class III directors – Fredric W. Corrigan and William T. Weyerhaeuser. Class I, II and III directors hold office until the Company’s 2012, 2010 and 2011 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation or removal.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2009

CLEARWATER PAPER CORPORATION

By:	/s/ Michael S. Gadd

Michael S. Gadd, Corporate Secretary